PRIVATE AGREEMENT



                  ROYAL GOLD, INC.,


                   RAKOV PTY LTD,


        SILVER & BARYTE ORES MINING CO. S.A.,


                         and


                      MIDAS S.A.


                  PRIVATE AGREEMENT

THIS PRIVATE AGREEMENT (the "Agreement"), is made and entered into in Athens, Greece this 30th day of March, 1998, by and between:

"ROYAL GOLD, INC.," a company incorporated under the laws of Delaware, Colorado with its principal offices in Denver, Colorado, Suite 1000, 1660 Wynkoop Street, Denver, Colorado
80202-1132, USA duly represented by Mr. Stanley Dempsey, Chairman and CEO of said company, to be referred to hereinafter as "ROYAL";

"RAKOV PTY LTD" a company incorporated under the laws of Australia, (ACN 081 173 555) with its principal offices in Sydney, Australia, Level 3, 55 Harrington Street, Sydney, New South
Wales 2000, duly represented by Mr. Ian Plimer, Director of said company, to be referred to hereinafter as "RAKOV";

"SILVER & BARYTE ORES MINING CO. S.A." an anonymous company duly organized and existing under the laws of Greece with principal offices in Athens, Greece, 21A, Amerikis Str. duly represented by Messrs. Emmanuel Voulgaris and George Xydous, to be referred to hereinafter as "S&B"; and

"MIDAS S.A.," an anonymous company duly organized and existing under the laws of Greece with principal offices in Athens, Greece, Xenias str. 24, duly represented by Messrs. George Xydous and Mihail Karamihas, to be referred to hereinafter as "MIDAS."

A. WHEREAS S&B and the Greek Government have entered into a lease agreement Nr. 12.967/6.2.1992 of the Notary Public Mr. Vassilios Sigalos (hereinafter "The Lease"), which entitles S&B to explore for and exploit, if mineable reserves are found, gold and other minerals (other than industrial minerals, silver and baryte) on the islands of Milos, Kimolos, Polyegos and Antimilos (hereinafter
     "The Area").

B. WHEREAS S&B has established MIDAS for the purpose of carrying out the Lease through that company and S&B has transferred the Lease to MIDAS.

C. WHEREAS MIDAS' Shareholders are today S&B holding a percentage of 49.257% the share capital, i.e.
     9,610 Shares and RGC (United Kingdom) Holdings Limited
     (hereinafter to be referred to as "RGC") holding a percentage of 50.743% of the share capital, i.e. 9,900 Shares.

D. WHEREAS RGC has already given notice to S&B that it is not willing to participate any more in MIDAS and it will transfer its Shares to S&B.

E. WHEREAS ROYAL and RAKOV have experience in the exploitation and financing of precious metals in the international market.

F. WHEREAS the parties hereto have agreed to cooperate in the exploration, development and mining of precious metals (gold and silver) in the Area, under the terms and conditions of the Lease, and have adopted on July 18, 1997 the guidelines of this cooperation (hereinafter "Heads of Agreement").

G. WHEREAS according to the Heads of Agreement the cooperation of the Parties will be effected within the framework of MIDAS.

H.   WHEREAS ROYAL and RAKOV will establish a new company
     (hereinafter to be referred to as "NEWCO"), and their participation in MIDAS will be effected through that company.

NOW THEREFORE, IT HAS BEEN AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.   DEFINITIONS

As used hereinafter in the Agreement, the following expressions shall have the following meanings:

1.1. "Affiliate" means any company or entity as to which a Party or a Party's Shareholder:

(a) by the exercise of some power exercisable by it, without the consent or concurrence of any other person, can appoint or remove or prevent the appointment or removal of all or a majority of the members of the board of directors or equivalent body of that company or entity; or

(b) controls directly or indirectly, more than half of the voting power of that company or entity; or

(c) holds more than half of the issued share capital of that company or entity.

1.2. "Agreement" means this agreement, as amended from time to time.

1.3. "Annual Program and Budget" means a program for carrying on the Business during a Fiscal Year and it consists of:

(i)    a business plan setting out in detail MIDAS's proposed
       Exploration and marketing plans, finance arrangements, capital expenditures and activities for carrying out the Business during that Fiscal Year.

(ii) a budget specifying in detail the funds and the funding arrangements required for carrying out the Business for the specific Fiscal Year, accompanied by an itemized list of all expenses reasonably expected to be incurred in the implementation of this business plan. A budget will contain:

a. salaries, wages and reasonable oncosts of MIDAS' employees and other persons for the time directly engaged in the Business;

b. travel, living and relocation expenses of the personnel engaged in the Business;

c. costs of purchase or hire and operation of plant and equipment;

d. premiums paid on insurance effected pursuant to the Agreement and all damages paid in settlement of claims and expenses related thereto not recovered from insurers;

e.     field office charges and expenses;

f. costs associated with securing or preserving the right to carry out Exploration, Development and Mining Operations according to the Lease;

g. costs incurred in complying with environmental protection and rehabilitation requirements imposed by or pursuant to the Lease or by a competent authority;

h. rental, fees, deposits, costs and expenses of whatever nature incurred in maintaining, renewing or relinquishing the Lease;

i.     all capital and operating costs; and

j.     costs of specialist sources used in the Business;

1.4.   "Area" has the meaning determined under Clause A hereinabove.

1.5. "Articles" means the articles of incorporation of MIDAS, as amended from time to time.

1.6.   "Auditors" means the auditors appointed by the Shareholders.

1.7. "Board" means the first after the Effective Date Board of Directors of MIDAS who, until replaced, will be the ones identified in Annexure A, attached hereto.

1.8. "Business" or "Operations" means all undertaking, activities and operations and includes Exploration for and exploitation of the Product within the Area; carrying out all researches and studies required to complete a feasibility study that might support an extension of credit by an institutional lender (a "bankable feasibility study") and Mine Development Plan; construction and commissioning of facilities and, generally, the Development of the mine on the Area in order to facilitate the carrying on of Mining Operations; and the delivery of Product in such form and to such delivery point as may be required by MIDAS from time to time.

1.9. "Business Day" means a day on which banks are open for general banking business in Greece, USA and Australia.

1.10. "Buyer" means the buyer at the buyout procedure described under Clause 15.7.

1.11.  "Clause" means any of the clauses of the Agreement.

1.12.  "Commencement Date" means the 1st of September 1997.

1.13. "Confidential Information" means all information, forms, specifications, processes, statements, formulae, know-how, ideas, drawings, maps, data bases, concepts, technology, manufacturing processes, industrial marketing, commercial knowledge, chemical, geochemical and other analysis and results, including Exploration results, related to or developed in connection with or in support of:

       (a)  the Operations, past, present or future;

       (b) the organization, finance, customers, markets, suppliers, intellectual property and know-how of MIDAS; or

       (c) the operations and transactions of the Parties concerning the Business or the shareholding of NEWCO or S&B in MIDAS;

       Provided, however, that such confidential information shall not include information which is in the public domain or becomes part of the public domain through no fault of any of the Parties herein.

1.14. "Contract" means the agreement between S&B and MIDAS for the production and sale of silver as described in Clause 25.1.

1.15. "Default Notice" is the notice given to a Shareholder in case of an Event of Default, as defined in Clause 12.1(a), and in accordance with the procedure described in Clause
       12.2.

1.16. "Defaulting Shareholder" and "Defaulting Party" has the meaning described in Clauses 12.2(b) and 12.10, respectively.

1.17. "Development" means the implementation and commissioning, in accordance with the Agreement and sound industry practices of any mine and/or processing facilities for Product in the Area and includes, but is not limited to the specification and/or design of all necessary construction works, as well as the preparation, procurement, construction, installation and commissioning of the necessary infrastructure and all plant, machinery and equipment.

1.18. "Dilution Participating Interest" means that proportion of a Shareholder's Participating Interest which it elects to dilute to in accordance with Clause 11.11.

1.19. "Diluting Shareholder" means the Shareholder who has elected to dilute its Participating Interest as per Clause
       11.11.

1.20.  "Directors" means the members of the Board.

1.21. "Earn-In Date" means the date upon which NEWCO has wholly contributed to MIDAS or spent or advanced on behalf of MIDAS, the Sum.

1.22. "Earn-In Period" means the period between the Effective Date and the Earn-In Date.

1.23. "Effective Date" means the date the Agreement enters into force as per Clause 3.3.

1.24. "Escrow Agent" means the person holding in escrow the Shares corresponding to the capitalization of the Sum, as described in the Escrow Agreement annexed hereto as Annexure B.

1.25. "Escrow Agreement" means the agreement between the Parties, as described under Clause 6.7 and annexed hereto as Annexure B.

1.26.  "Event of Default" has the meaning described in Clause
       12.1.

1.27. "Expenses" means all costs and expenses of whatever nature relating to the Business, including:

a.     costs and expenses incurred during the Interim Period and

b. costs and expenses incurred after the Effective Date in accordance with an approved Annual Program and Budget.

1.28. "Exploration" means the act of exploring for mineral resources and the evaluation of such resources for the Development of a mine.

1.29. "First Bidder" means the Shareholder making the higher offer in the buyout procedure described in Clause 15.7.

1.30. "Fiscal Year" means a period of twelve consecutive months beginning on July 1st of a calendar year and ending on June 30th of the following year.

1.31.  "General Manager" means the General Manager of
       MIDAS, who shall be nominated by NEWCO subject to Clause 8.7.

1.32. "Government" means responsible governmental or statutory bodies, officials, departments, agencies or authorities.

1.33. "Guarantee" means the guarantee of ROYAL and RAKOV on behalf of NEWCO, as determined in Clause
       18.

1.34. "Interim Period" means the period between the Commencement Date and the Effective Date.

1.35. "International Stock Exchange" means any recognized stock exchange based in Athens, London, Toronto or New York.

1.36. "Mining Operations" means that part of the Business consisting of the mining of the Area on a commercial basis and the processing and other treatment, storage and delivery of Product.

1.37. "Mine Development Plan" means all of the plans and studies, including a bankable feasibility study report, required for financing and construction or preparation of Mining Operations, to be submitted to the Board to make an investment decision for the Mining Operations.

1.38. "Minimum Sum" means the sum of 1,700,000 US$ that NEWCO is obliged to contribute to MIDAS, or to spend or advance on behalf of MIDAS, according to Clauses 6.3 and 27.1.

1.39. "Minister of Development" means the Minister charged, inter alia, with any issue in respect of the mines and the mining rights.

1.40. "Notice of Dilution" means the notice given by the Diluting Shareholder under Clause 11.11.1.

1.41. "Notice of Transfer" means the notice given by the Transferring Shareholder under Clause 13.3.

1.42. "Panel" means the panel of experts appointed for the resolution of the deadlocks as per Clause 15.2.

1.43.  "Parcel" means the whole or part of the Participating
       Interest which a Shareholder is interested to transfer as per Clause 13.1.

1.44. "Participating Interest" means the proportion of a Shareholder's direct share interest in MIDAS, which include the Shares together with such Shareholder's relevant proportionate Shareholders loan or advance pursuant to funding of MIDAS as determined by the various Annual Programs and Budgets and potentially by the Mine Development Plan, as may be changed from time to time.

1.45. "Party" means any of ROYAL or RAKOV or NEWCO or MIDAS or S&B.

1.46. "Product" means gold and other associated metals and minerals, provided for in the lease.

1.47.  "S&B Lease" has the meaning determined in Clause 25.1.

1.48. "Seller" means the seller determined through the buyout procedure described in Clause 15.7.

1.49. "Share(s)" means the issued shares in the capital of MIDAS, at their par value.

1.50. "Shareholder" means NEWCO and S&B and any other party which may acquire in the future a Participating
       Interest in MIDAS and has signed the Agreement.

1.51. "Silver" means the silver produced in the course of production of gold as described in Clause 25.1.

1.52. "Sum" means the amount of at least 5,000,000 US $, which NEWCO has to contribute to MIDAS in order to acquire
       50% of the Shares as determined in Clause 6.1.

1.53. "Team" means the team of independent experts for the valuation of a Participating Interest, as provided for under Clause 12.2.

1.54. "To encumber" means to mortgage, pledge, charge, assign as security or otherwise burden.

1.55. "To transfer" means to sell, assign, transfer, convey or otherwise dispose of, whether directly or indirectly.

1.56. "Transferring Shareholder" means a Shareholder wishing to transfer a Parcel, as provided for under Clause
       13.2.

2.     THE BUSINESS

2.1. The Parties form hereby a joint venture for the purpose of undertaking and carrying out the Business pursuant to the terms and conditions of the Lease, the Agreement, the Articles and the provisions of the applicable Greek mining legislation.

2.2. Each of the Parties hereto warrants to the other to fulfill all its obligations, duties and conditions each as related to the Area and to observe any legislation applicable to the operations hereunder.

2.3. As soon as NEWCO is established it will send to S&B a letter by which it will be fully and unreservedly undertaking any and all obligations related to NEWCO, and provided for under the Agreement and the Lease.

2.4. NEWCO assumes no liability for any Expenses of MIDAS incurred prior to the Commencement Date. Any such obligations shall be for S&B's account.

3.     STATUS OF THE LEASE

3.1. MIDAS has submitted to the Government, as of the 5th of January 1998, the technical - financial study required by article 5.1 of the Lease.

3.2. MIDAS has also submitted to the Government on 15.12.97, an application for the extension of the exploration period that is stipulated in article 4 of the Lease.

3.3.   The Agreement (except for the Clauses determined under
       Clause 26.1) will enter into force ("the Effective Date") as follows:

3.3.1. In the event the two month period specified in article 5.1 of the Lease expires without any modification from the Minister of Development, the Agreement will enter into force on the day following the last day of this two month period.

3.3.2. In the event the Minister of Development introduces modifications to the technical - financial study, as he has the right to do, then the Agreement will come into force fifteen days after notification of such modifications, provided NEWCO has been made aware of same as soon as they are made known to MIDAS. Nevertheless, if the conditions of the approval may be considered in good faith to be overly burdensome, NEWCO is entitled to withdraw from the Agreement by written notice given to S&B within the above fifteen days period. In this notification, NEWCO may determine that its withdrawal shall become effective only if negotiations with the Minister of Development to achieve a less burdensome arrangement do not reach a positive result.

3.3.3. In the event the Minister instead of accepting the technical - financial study, accepts MIDAS' application for a least two year extension of the exploration period stipulated in Article 4 of the Lease, then the Agreement will enter into force upon the receipt of such notification by MIDAS. The provisions of Clause 3.3.2 will apply mutatis mutandis.

4.     INTERIM PERIOD

4.1. During the Interim Period, the Parties will cooperate and use their best endeavors in order to maintain the Lease in good standing.

4.2. All Expenses incurred during the Interim Period are deemed to be incurred for the benefit of MIDAS. These amounts include costs incurred for further Exploration, necessary costs for maintaining the Lease, as well as costs and expenses incurred in relation with the application, procedure and approval of either the technical financial study (Clause 3.1.) or the extension of the Exploration period (Clause 3.2.) and the execution -if necessary- of any relevant modification to the Lease. MIDAS may determine to incur certain Expenses during the Interim Period, in which event Clause 4.5. will apply.

4.3. NEWCO is not obliged to contribute to the Expenses of the Interim Period. Should it elect to contribute a certain amount, this amount is deemed to be contributed towards the Sum.

4.4. To the extent that NEWCO seeks to apply against the Sum any Expenses that it has incurred (or that it will incur) during the Interim Period, NEWCO shall first account to S&B for such Expenses, and shall secure S&B's concurrence that such Expenses were or are appropriate.

4.5. If the Agreement enters into force, MIDAS will be reimbursed by NEWCO for the Expenses incurred by MIDAS during the Interim Period and the reimbursement amount will be computed towards the Sum.

4.6. If the Agreement is terminated following notice of NEWCO as per Clauses 3.3.2. or 3.3.3. no Party is entitled to any reimbursement for Expenses borne by it according to Clauses 4.2. and 4.3.

4.7.   During the Interim Period, RGC will transfer its Shares to
       S&B, provided that the transfer is previously approved by the Minister of Development.

5.     PARTICIPATING INTERESTS

5.1. The Parties hereby acknowledge and agree that, subject to the previous approval by the Minister of Development, according to Clause 6.6, their Participating Interests in MIDAS following the Earn-In Date shall be:

     a. NEWCO: 19,510 Shares, which represent 50% of MIDAS' issued share capital, and

     b. S&B: 19,510 Shares which will represent 50% of MIDAS' issued share capital together with the Parties' respective proportionate Shareholder's loan, if any.

5.2 The Participating Interests may change from time to time, in accordance with the provisions contained herein. The
     Shareholder's loans do not affect the voting rights, which are always based on the number of Shares held by a Shareholder.

6.   CONTRIBUTION OF THE SUM

6.1 From the Effective Date, or even prior to it if NEWCO elects to do so, the Expenses shall be funded exclusively by NEWCO up to the amount of 5,000,000 US $ ("The
     Sum") at a rate of at least 1,700,000 US $ per year as determined in the Annual Programs and Budgets and following the procedure described in Clauses 6.3 and 6.4. Any Expenses incurred by NEWCO during the Interim
     Period shall be credited against the Sum.

6.2 After the expenditure of the Sum as aforementioned, Expenses shall be funded in the manner provided for in Clause 7.

6.3  NEWCO shall, upon written notice of the General
     Manager as per Clause 7.8, make advances to MIDAS against future capital increases of MIDAS, to meet
     Expenses until the date the aggregate of such advances equals 1,700,000 US $ ("Minimum Sum"). The Shareholders shall, promptly thereafter, cause MIDAS, through its Shareholders' Meeting, to increase the capital by the issue of 6.634 new Shares of nominal value of 1,000 drs each and at an issue price of 74,000 drs each.
     Such capital increase will be covered exclusively by the advances aggregating 1,700,000 US $ made by NEWCO.

6.4 If, after the contribution of the Minimum Sum, NEWCO does not exercise its right to withdraw from the Agreement under Clause 27.1, the balances of the Sum required to be funded by NEWCO shall be met by way of advances against further capital increases. On each occasion that such advances reach 500,000 US $ or higher, or at least every six months, the above advances will be capitalized through a Shareholder's Meeting decision, by the issue of such number of new Shares as will arise from the division of the advances by the issue price of 74,000 drs per Share. This procedure will continue until the Sum is fully paid by NEWCO to MIDAS, or otherwise advanced by NEWCO on behalf of MIDAS. All such capital increases will be made through the issue of Shares at an issue price of 74,000 drs each except the last increase for which the issue price will be adjusted accordingly to reflect any differences in currency rates between US $ and drachma.
     The total number of Shares issued after the capitalization of the Sum contributed to MIDAS will amount to 19,510.

6.5 Subject to Clauses 6.6 for legal and tax reasons, the legal owner of the Shares issued afterthe capital increases hereinabove mentioned will be NEWCO, which nevertheless has not, until the Earn-In
     Date, according to the Agreement, any right, except the voting right, deriving from these Shares.

6.6 S&B, with the assistance and collaboration of NEWCO, ROYAL and RAKOV, will proceed to file with the Ministry of Development all applications necessary for the approval of the acquisition by NEWCO of the Shares in Escrow.

6.7 Escrow Agreement: For the purpose of Clause 6.5, and in order to secure the rights of S&B, the Parties have entered into an Escrow Agreement, which is attached to the Agreement as Annexure B, and forms an integral part thereof, by which the Shares, to be issued as per Clauses
     6.3 and 6.4, will be held by the Escrow Agent until the Sum is wholly funded by NEWCO.

7.   FUNDING AFTER CONTRIBUTION OF THE SUM

7.1 After the funding of the Sum in MIDAS by NEWCO, the Shareholders must ensure that MIDAS has sufficient funds to carry on the Business from:
     (a) further subscriptions of equity capital by the Shareholders;
     (b)  cash generated by income earned;
     (c)  loans by the Shareholders to MIDAS;
     (d) initial public offering or private placement of debt or equity securities;
     (e)  floating of MIDAS in the International Stock Exchange;
          or
     (f)  external borrowings by MIDAS.

7.2 All funding determined in the Annual Program and Budget and approved by the Board to be necessary for the proper running of MIDAS and agreed to be financed by the Shareholders, shall be provided, after payment of the Sum by NEWCO, by all Shareholders when and as required, in cash, in proportion to their then existing respective Participating Interests. In the event that a Shareholder has made an advance of a loan to MIDAS above its Participating Interest's requirement, such surplus shall be offset against any cash call. Contributions by the Shareholders to funding may be provided as loans or by way of subscription for shares, provided that the Shareholders at all times provide their respective contributions in the same way.

7.3 Loans made in accordance with Clause 7.1(c) will be made in proportion to the Shareholders' respective Participating Interests and on such terms and conditions (including terms and conditions concerning times for repayment of principal and interest and rate ofinterest) as are agreed from time to time by the Shareholders and the Board, provided that all such loans and any securities shall be subordinated to any external borrowings and securities thereof.

7.4 Funding by an initial public offering or private placement of debt or equity securities as per Clause 7.1(d), will be effected on terms and conditions decided by the Board and the General Assembly of the Shareholders, and the resulting dilution shall be borne by the Shareholders in proportion to their Participating Interests at the time of the transaction.

7.5 Subject to obtaining any governmental approvals that may be required and to any special conditions any Shareholder may wish to set before it grants its consent/agreement, the Shareholders may unanimously agree to float MIDAS in an International Stock Exchange as provided for under Clause 7.1(e) for the purpose of raising enough funds to finance the Development or the commencement or expansion of the Mining Operations, or even the Exploration.

7.6 The Shareholders must ensure that a commercially prudent debt to equity ratio is maintained by MIDAS, provided that any Shareholders loans or advances pursuant to this Clause shall be included in equity.

7.7 The Mine Development plan shall include adequate funding through the commencement of commercial production.

7.8 The General Manager shall give written notice to each Shareholder of all calls for funding hereunder or for written assurances of availability thereof, in which notice the manner of furnishing the same shall be specified, and each Shareholder shall furnish its proportionate share of such funding, as called for by the General Manager, promptly and in any event within 30 days following receipt of such notice.

7.9 If any Shareholder fails for any reason to furnish its proportionate contribution to the funding of MIDAS under this Clause within the time required, or within an extension of such time as may be set by the Board,then the other Shareholders, at their option, may either:
     (a) furnish any such deficiency, as a loan payable on demand by the Shareholder in default, who shall be liable to pay interest to the other Shareholder(s) on the amount in default at the rate per annum, which is two (2%) percentage points above the Libor Rate for one-year maturities, as adjusted from time to time, commencing from the date of payment by the other Shareholders furnishing such deficiency; or

     (b)  elect to treat the failure of the Defaulting
Shareholder as an Event of Default, in accordance with Clause 12.

8.   MANAGEMENT OF MIDAS

8.1 The General Manager shall be responsible for the execution of the Board's decisions concerning the management and administration of MIDAS.

8.2 All operations relevant to the management and administration shall be conducted by the General
     Manager in accordance with the decisions and directions of the Board, as defined in Clause 9, in a careful and workmanlike manner, in full compliance with all laws, ordinances, rules, regulations, orders and directives of any and all Government having jurisdiction over the Business, and in accordance with the provisions of the Lease and the Agreement. The General Manager shall not make any profit through being General Manager, but shall be compensated for his/her services by MIDAS as provided for hereinafter.

8.3 Two signatures to be specified by the Board shall be required on all binding documents executed in the name of MIDAS. Such documents shall include, indicatively and not by way of limitation, contracts for goods, services and personnel as well as any other document necessary or advisable for the conduct of the Business. The General Manager shall use procedures and manuals approved by the Board for the procurement of goods and services.

8.4 The General Manager shall be responsible for and ensure that all Exploration / mining rights of MIDAS under the Lease are and remain in good standing by taking all actions necessary to that effect. S&B, together with ROYAL and RAKOV, have undertaken to provide to the General Manager all reasonable assistance that may be required or requested under this Clause 8.4.

8.5 The General Manager shall carry out or cause to be carried out, at the expense of MIDAS and for the protection of MIDAS, such minimum amounts of insurance cover as may be required by applicable law, or such greater amounts as may be approved by the Board from time to time.

8.6 The General Manager shall also be responsible for and do, either himself or through personnel hired for this purpose, the following:

8.6.1 Draw up and submit to the Board for its approval, at least 3 months before commencement of each Fiscal Year, a draft of a proposed Annual Program and Budget for the following Fiscal Year. Such proposed Annual Program and Budget shall be the first part of the five-year rolling business plan provided for in Clause 8.6.2.

8.6.2 Draw up and submit to the Board for its consideration, a draft of a proposed five year rolling business plan at the time provided in Clause 8.6.1.

8.6.3 Draw up and submit to the Board for its approval, the relevant feasibility study and Mine Development Plan, when appropriate.

8.6.4 Hire and dismiss the personnel of MIDAS, provided that the compensation of such personnel is not greater than 50% of the compensation of the General Manager. To the extent that the General Manager seeks to hire or dismiss more highly compensated personnel, he shall do so only with the concurrence of the Board.

8.6.5 Provide to the Shareholders monthly reports on the status of Business.

8.6.6 Permit and facilitate the inspection by any Shareholder, through its authorized representatives or recognized chartered accountants of all the books, maps, correspondence, directives, drawings, invoices, reports, memos and any other document of the General Manager, related to and connected with the Business. Any
     Shareholder shall be entitled to make copies of any of the said documents. To this purpose, the General Manager shall be obligated to maintain the documents and the written material of MIDAS for a period of seven (7) years or longer, if the relevant laws so require.

8.6.7 Keep, or cause to be kept, comprehensive, true and accurate records and accounts of the Business, the General Manager's performance of his/her duties under the Agreement, all property, real and personal belonging to, and of all transactions entered into by or on behalf of MIDAS, the costs and expenses relating to the Operations, and such other matters as may be required from time to time by the Board.

8.6.8 Ensure that MIDAS adheres to and implements each approved Annual Program and Budget.

8.6.9 Ensure that the Directors receive sufficient management and financial information and reports to allow them to evaluate the carrying out of the Business and the proposed Annual Program and Budget.

8.6.10 Ensure that MIDAS allows, after receiving reasonable notice, a Director or his or her representative, and a representative of any Shareholder, to visit and inspect the premises and any property of MIDAS; to inspect and take copies of the documents relating to the Business and MIDAS' affairs, including its books of account; and to discuss MIDAS' affairs, finance and accounts, with MIDAS' officers, employees and Auditors, at all reasonable times.

8.6.11 To the extent possible, after having given consideration to the requirements of the Business, to use the services of one geologist/mining engineer seconded to MIDAS by S&B; or, if this is not possible, to allow one of S&B's geologists/mining engineers, who will be on S&B's payroll, to observe and participate in the Exploration and Mining Operations.

8.6.12    Keep MIDAS' assets in good condition.

8.6.13 Ensure that MIDAS complies with all requirements of Government relating to the Business.

8.6.14 Perform all duties specifically delegated to him/her by the Board.

8.7 Until the Sum has been paid, the General Manager is to be appointed by the Board upon NEWCO's proposal, and may be dismissed by the Board upon written request of either NEWCO or any Director. Following the payment of the Sum, the Board on an annual basis will appoint the General Manager, without any obligation to appoint the one, if any, proposed by NEWCO.


9.   BOARD

9.1 The Board will be responsible for the management and administration of MIDAS. The Board will indicatively and not by way of limitation, decide upon the following matters:

9.1.1 the voluntary relinquishment of all or any part of the Lease according to the terms and conditions of the Lease;

9.1.2 undertakings vis-a-vis the Government which materially increase the obligations of MIDAS with respect to the Business;

9.1.3     approval, revision and amendments of the Annual
     Programs and Budgets and the relevant Mine Development Plan;

9.1.4 terms and conditions of external borrowing and terms and conditions of any Shareholder loans;

9.1.5 the hiring and dismissal of the General Manager, subject to Clause 8.7, as well as the delegating of material powers and responsibilities to the General Manager;

9.1.6 mortgages and other encumbrances on real property or mining rights of MIDAS;

9.1.7     guarantees of MIDAS on behalf of third parties;

9.1.8 release of any debt owing to MIDAS or compromise of any claim vested in MIDAS;

9.2 As from the Effective Date, the Board of MIDAS shall consist of eight (8) Directors, four (4) Directors proposed by NEWCO and four (4) proposed by S&B. The first
     Directors shall be the ones identified in Annexure A. In addition to the Directors, each Shareholder may, upon prior approval of the Board, bring to all such meetings such technical and other advisers as it may deem appropriate. Until the Sum has been paid, the Chairman of the Board of MIDAS shall be selected from among the Directors proposed by NEWCO; the Vice-Chairman shall be selected from among the directors proposed by S&B.

9.3 All costs associated with any technical or other advisors brought to such meetings and other expenses incurred by a Shareholder with regards to such meetings shall be borne individually by each Shareholder and shall not be regarded as Expenses, unless the Board previously agrees otherwise.

9.4 The meetings of the Board shall be held at such times as the Board shall determine, provided that the Board shall meet at least once a month in order to meet the minimum number of Board meetings required by law.
     All costs and expenses associated with a meeting of the Board incurred by or on behalf of a Director, mentioned in Clause 9.2, will be borne individually by the Shareholder that nominated such Director.

9.5 Except as otherwise specifically provided in the Agreement, each meeting of the Board shall be convened and held in accordance with the Articles and applicable law. No meeting may be called on less than fifteen (15) days advance written notice unless the Directors otherwise mutually agree. Such request and notice shall include an agenda setting forth in sufficient detail all matters to be discussed and decided. A matter not included in an agenda for a meeting shall not be considered without the prior unanimous consent of all Directors. Any Director failing to attend any meeting properly called for or failing to vote with respect to any item properly included on the agenda of any meeting shall be bound by any decision properly made at such meeting with respect to any matter properly considered at such meeting or with respect to any item properly included on the agenda, as the case may be. Meetings shall be held in Athens or such other place as the Directors may decide from time to time.

9.6 Under Greek law as it currently stands, it is not possible for the Board to adopt decisions through circulating resolutions. If in the future such possibility is acceptable, decisions will be taken also by circulating resolutions.
     The Shareholders will make every effort to facilitatethe deliberation and decision-making process through written and verbal communications prior to the holding of the Board's meetings.

9.7 All the decisions on the Board shall be made by simple majority of the Directors present or lawfully represented at the meeting.

10.  SHAREHOLDERS' GENERAL ASSEMBLY

10.1 The Shareholders' General Assembly shall convene at least once a year and as often as is required, if decisions need to be made that can only be made by the Shareholders. Such meetings shall be called by the Chairman of the Board, or by a Shareholder as provided in the Articles and the law. Written notice to that effect must be given to the Shareholders at least twenty
     (20) days prior to the date of the meeting.

10.2 Before the Earn-In Date, all decisions of the Shareholders' General Assembly, which are required by law to be taken by an increased majority shall require unanimous consent of the votes represented at the General Assembly and entitled to vote at that time.

10.3 After the Earn-In Date, the above-described decisions shall be taken by the increased majority determined by applicable law.

11.  ANNUAL PROGRAMS AND BUDGETS

11.1 Within thirty (30) days following the Effective Date, and on or before April 1 of each calendar year, the General Manager shall prepare and submit to the Board for approval its proposed Annual Program and Budget for the Operations to be conducted during the Fiscal Year commencing on the 1st of July of the following year, together with a five-year rolling business plan for the Board's consideration.

11.2 Each proposed Annual Program and Budget prepared by the General Manager shall specify, in reasonable detail, all Operations which the General Manager recommends to be carried out during the period covered thereby together with the General Manager's best estimate of the costs and expenditures for such Operations. The proposed Budget shall be broken down in firm budget items and contingent budget items. Indirect expenditures shall be specified in separate categories with an explanation of the allocation principles and the assumptions made by the General Manager.

11.3 Each Annual Program and Budget shall include provisions for adequate funding for the corresponding period. As regard Shareholders' contributions, absent unanimous consent of the Shareholders, Annual Programs and Budgets may not provide for more than 10,000,000
     US $ per year, nor for less than 1,700,000 US $ per year, during the Earn-In Period, nor for less than 1,000,000 US $ per year after the Earn-In Date.

11.4 All Expenses to be incurred by the General Manager shall, unless the Board directs otherwise, be specified in the proposed Annual Program and Budget in Drachmas, notwithstanding that the General Manager may incur certain or all of the Expenses in some other currency.

11.5 The Board shall, if thought fit, approve with or without amendments each proposed Annual Program and Budget submitted by the General Manager. Each proposed
     Annual Program and Budget shall be sent to each Director thirty (30) to forty-five (45) days prior to the meeting of the Board at which same will be presented for consideration and approval.

11.6 If the Board does not approve the Annual Program and Budget, in total or in part, the General Manager shall prepare and circulate to the Board a revised Annual Program and Budget. In the event the Annual Program and Budget and any revision thereof, is not approved by the 1st of July, then the Annual Program and Budget of the previous Fiscal Year shall be carried forward, and the General Manager shall continue to incur and discharge Expenses consistent with the levels set forth in such Annual Program and Budget, until the Annual Program and Budget for that Fiscal Year is finally approved by the Board upon which time the one of the previous Fiscal Year shall cease to apply and the new one will be implemented. For example, if the Annual Program and Budget for the Fiscal Year ended June 30, 1999 permits spending at the level of 1,000,000 US $ and then the Board does not timely approve an Annual Program and Budget for the fiscal
     Year beginning on July 1st, 1999, the General Manager may continue to incur Expenses during such latter Fiscal Year, at the level of 1,000,000 US $.

11.7 If in the course of a Fiscal Year, any modification of or amendment to the approved Annual Program and Budget becomes necessary or desirable, the General Manager or a Director may submit new or revised proposals to the Board for a decision by the Board to amend or modify. If no decision to amend or modify can be reached, then the approved Annual Program and Budget to which amendments or modifications were proposed will continue in effect without the proposed amendments or modifications.

11.8 All Annual Programs and Budgets proposed by the
     General Manager and approved by the Board shall contain adequate provision for the discharge of all obligations and commitments vis-a-vis the Government, if any, in respect of the Lease.

11.9 Subject to the delegation of powers by the Board, the General Manager is authorized to carry out all Operations contained in an approved Annual Program and Budget and to make expenditures and incur liabilities up to the amounts of the respective items of the approved Budget (but not in excess of such amounts, unless specifically authorized).

11.10 In the event of any emergency, the General Manager may take such action, and make such expenditures as may be necessary, in the General Manager's reasonable judgment, for the protection of life and property, whether or not such expenditures are included in an approved
     Annual Program and Budget, and the General Manager shall promptly notify the Shareholders of the particulars of such emergency and of the steps taken to overcome same.

11.11     Dilution.

11.11.1 Following the Earn-In Date, at any time until the Annual Program and Budget and/or the Mine
     Development Plan Budget (the "Budget") is approved, any Shareholder (herein called "Diluting Shareholder") may elect not to contribute the whole or part of its budgeted proportionate contribution to the Budget. Such election shall be made by the Diluting Shareholder by written notice to the other Shareholder prior to the approval of the Budget (the "Notice of Dilution"). Such notice must specify the amount of the contribution which the Diluting Shareholder is committed to make.

11.11.2   The Board will examine the Budget, taking into
     consideration the Notice of Dilution.  Should the
     approved Budget provide for the Diluting Shareholder's
     contribution to be more than the amount the Diluting
     Shareholder is committed to pay, then the following
     dilution mechanism will apply:
     DPI = (A+B):C
     Whereas:
     DPI means =     Dilution Participating Interest
     A means =       the total amount of Participating Interest
     already financed by the Diluting Shareholder up to the date of Notice of Dilution
     B means =       the amount the Diluting Shareholder is
     committed to contribute to the relevant Budget
     C means =       the total amount of all Participating
     Interests already financed by all Shareholders plus the total amount to be contributed to the relevant Budget by all Shareholders.
     For the purposes of this Clause 11.11.2, S&B will be deemed to have also contributed an amount equal to the Sum. By way of example, if the first Program and Budget after the Earn-In Date calls for expenditure of 10,000,000 US
     $, or 5,000,000 US $ for S&B and 5,000,000 US $ for
     NEWCO and S&B agreed to be committed to only 2,000,000 US $, the dilution mechanism will operate as follows:
     A for S&B = 5,000,000 US $ (This is the deemed value of S&B's contribution to the joint venture. This is the amount that was matched by NEWCO to earn 50% of the share capital of MIDAS.)
     B = 2,000,000 US $ (Amount S&B is willing to be committed to contribute.)
     C = 20,000,000 US $ (NEWCO and S&B's previous contributions plus the total amount of the new Program and Budget.)
     DPI = (A+B) : C
     DPI = (5+2) : 20 = 7 : 20 = 35%

11.11.3 Thereafter, the Shareholders shall adjust the respective Participating Interests to reflect the result of the various Participating Interests after dilution. In the event hat a Participating Interest consists of both Shares and Shareholders loans, the respective portion of Sharesand Shareholders loans shall be adjusted on a pro rata basis such that at all times the Shareholders hold bothShares and Shareholders loan in proportion to their respective Participating Interest as the same may be adjusted pursuant to this Clause 11.11.

11.11.4 This Clause 11.11 does not prevent any Director from voting against the Budget.

12.  DEFAULT

12.1 The following events are Events of Default under this
     Agreement:
     (a) the Transfer or encumbrance of all or any Shares or
       Participating Interest by a Shareholder except in accordance with the Agreement;
     (b)  a breach of a material provision of the
Agreement;
     (c) a petition in bankruptcy or a winding-up petition (except for the purposes of reconstruction) in respect of a Shareholder, ROYAL or RAKOV, filed by or against it, and such petition is not withdrawn or dismissed within thirty (30) days after its filing; or
     (d) a Shareholder, ROYAL or RAKOV shall make an assignment for the benefit of its creditors; or
     (e) a receiver or compulsory administrator is appointed for a Shareholder or ROYAL or RAKOV or its assets, and such appointment is not discharged within thirty (30) days; or
     (f) a Shareholder or ROYAL or RAKOV ceases to carry on its business; or
     (g) a Shareholder fails to make contributions to funding of MIDAS as provided in Clause 7.

12.2. If a Shareholder is responsible for an Event of Default, as such are listed above, the other Shareholder may:
     (a) put such Shareholder in default by giving it notice in writing, setting out the default ("Default Notice") to this Shareholder; and
     (b) if default is not cured within thirty (30) days from such Default Notice, the non-Defaulting Shareholder may select a team of independent experts (the
          "Team"), consisting of one mining engineer and one accounting firm. Such Team shall be subject to the approval of the Shareholder in default (the "Defaulting Shareholder") with regards to the expertise of its member in the subjects at issue as well as their complete independence from all Shareholders. This approval, however, shall not be unreasonably withheld. In the event the Shareholders cannot agree on the Team within thirty days, the Chairman of the Technical
          Chamber of Greece (TEE) shall be requested to appoint the mining engineer and to appoint one of the top six accounting firms in Greece, provided such firm is totally independent from each Shareholder. Once the selection process is completed, the non-
          Defaulting Shareholder shall give a copy of the Default Notice to the Team, which within sixty (60) days shall at the cost of the Defaulting Shareholder present its estimate of the value of the Participating Interest held by the Defaulting Shareholder at the time of default.

12.3 In making a valuation of the Participating Interest held by the Defaulting Shareholder, the Team will:
     (a) assume that a reasonable time is available in which to obtain a sale of the Participating Interest in the open market; and
     (b) have regard to the following factors (in addition to any other factors which the Team believes should be properly taken into account), based on the best information available at the time:
     (i)  prospects of the Business;
     (ii) the value, at a specified capitalization rate appropriate to the Business, of the estimated future maintainable earnings of MIDAS;
     (iii) the yield which an open-market investor would reasonably require in an acquisition of the Participating Interest;
     (iv) the net tangible assets of MIDAS as disclosed in the audited accounts for the last preceding Fiscal Year or, if no audited accounts of MIDAS are available, as disclosed in the latest management accounts of MIDAS;
     (v) the comments and recommendations made by each Shareholder;
     (vi) the Participating Interest to be offered for sale is to be considered neither as a controlling nor a non-controlling interest; the concept of control is to be disregarded, as is the concept of a minority interest;
     (vii) the valuation of the Participating Interest is to be determined having regard to MIDAS as an undivided whole. The value ascribed to the relevant parcel of Participating Interest is to be the proportion of the value of MIDAS as an undivided whole which the number of Shares in such parcel bears to the whole of the Participating Interest of MIDAS;
     (viii) values established in comparable transactions involving similar assets.
     (c)  Act as an expert and not as an arbitrator;
     (d)  Establish a single value and not a range of values;
     (e) Carry out such valuation with due care and professional responsibility.

12.4 On serving a Default Notice on the Defaulting
     Shareholder, the non-Defaulting Shareholder, in addition to, and without prejudice to the non-Defaulting
     Shareholder's other rights at law or in equity, shall enjoy an option to acquire the Defaulting Shareholder's
     Participating Interest using the following procedure:
     (a) the Team will make, under Clause 12.3, a valuation of the Defaulting Shareholder's Participating Interest using the guidelines set out in Clause 12.3(b); and
     (b) the Team will serve a copy of the valuation on each of the Defaulting Shareholder and the non-Defaulting
          Shareholder; the non-Defaulting Shareholder will have an option to acquire the Defaulting Shareholder's Participating
          Interest:
     (i)  ithin 30 days after receipt of the Team's valuation;
     (ii) at a purchase price per Share equal to 90% of the Team's valuation of the Defaulting Shareholder's
          Participating Interest;
     (iii) by serving written notice of exercise of the option on the Defaulting Shareholder with a cheque for the purchase price less the following amounts
          (without duplication);
     (A) any payments incurred by the non-Defaulting Shareholder for the Defaulting Shareholder, including any accrued and unpaid interest thereon;
     (B) the costs of the expert Team making the valuations referred to in Clause 12.4(a);
     (C) all moneys due by the Defaulting Shareholder to MIDAS, which shall be paid by the non-Defaulting
          Shareholder to MIDAS.
     (d) In the event the non-Defaulting Shareholder elects not to exercise this option or in the event the thirty (30) days' time period lapses and the option has not been exercised, then any non-Defaulting
          Shareholder may apply for the winding up of MIDAS;
     (e) if the non-Defaulting Shareholder exercises the option under paragraph (c) , then the Defaulting
          Shareholder must immediately deliver to the non-
          Defaulting Shareholder the share certificates for the Defaulting Shareholder's Shares, together with executed Share transfers in favor of the non-
          Defaulting Shareholder, together with such documents as may be necessary to assign any loans made by the Defaulting Shareholder to MIDAS pursuant to Clause 7 and signed resignations of any Directors proposed by the Defaulting Shareholder, and all such documents and necessary acts to be completed upon payment to the Defaulting Shareholder.
          Each Shareholder hereby irrevocably constitutes the other its lawful attorney for the purpose of completing any sale transaction pursuant to this Clause and obtaining the necessary approvals by the Minister of Development.

12.5 The provisions of this Clause 12 regarding default are subject to the provisions of Clause 22 regarding Disputes and Arbitration.

12.6 When an Event of Default occurs pursuant to this
Clause:
     (a) the Board may apply any dividends or interest payments which accrue or are payable to the Defaulting
          Shareholder towards any moneys which the Defaulting Shareholder is liable to pay or provide to MIDAS, and which have not been so paid or provided;
     (b) the Board may treat any amount due and payable to MIDAS by a Defaulting Shareholder as a debt, and that amount shall be deemed prima facie to be a true and lawful debt owed to MIDAS, and the Board may charge the Defaulting Shareholder interest on the amount of the debt, at the rate determined by them to be the overdraft rate of interest at the time of the Event of Default, which would be applicable to MIDAS, plus 2% per annum;
     (c) neither the Defaulting Shareholder nor any of its nominees holding shares in MIDAS shall be entitled to vote in respect of its Shares at any General Assembly of MIDAS during the period from the date of the Event of Default to the date that it is fully rectified, and the other Shareholder hereto shall take all such necessary steps to ensure that the Defaulting Shareholder and its nominees are not entitled to vote; and
     (d) neither the Defaulting Shareholder nor its nominees shall be entitled to propose in the General Assembly of the Shareholders any Directors during the period between the date of any relevant Event of Default and the date that it is fully rectified, and the other Shareholder shall take all necessary steps to ensure that any Director or Directors proposed by the Defaulting Shareholder (or its nominees) resign.

12.7 In case that in the future there will exist more than one (1) Defaulting or non-Defaulting Shareholder, the non-
     Defaulting Shareholders will have an option, within the 30 days' period provided for in Clause 12.4(c)(i), to acquire the Defaulting Shareholder's Participating
     Interest in proportion to their then-existing Participating Interests unless a non-Defaulting Shareholder exercises its option for a proportion less than the proportion corresponding to its Participating Interest. On the other hand, the non-Defaulting Shareholders exercising their option may also indicate in their notice any additional proportion of the Defaulting Shareholder's Participating Interest they wish to acquire, should any non-Defaulting Shareholder determine not to exercise (wholly or partially) its option of acquisition.

12.8 If, after the expiry of the 30 days' period, one or more non-Defaulting Shareholders have not exercised
(wholly
     or partially) their option, the available parcel of the Defaulting Shareholder's Participating Interest will be
     transferred to the non-Defaulting Shareholders who have
     exercised this option with respect to their notification for an additional parcel of the Defaulting Shareholder's
     Participating Interest.

12.9 If the options exercised by the non-Defaulting
     Shareholders do not wholly cover the Participating
     Interest of the Defaulting Shareholder, Clause
12.4(d)
     applies.

12.10 Notwithstanding any contrary provision of this Clause 12, in case either ROYAL or RAKOV (but not NEWCO) is in
     default ("Defaulting Party"), it is
     obliged to transfer its shares in NEWCO to ROYAL or RAKOV
     respectively at 90% of their value determined by the Team with the same procedure provided for hereinabove,
     provided that ROYAL or RAKOV exercises its option of acquisition of the Shares within 30 days after
     receipt of the Team's valuation. If the non-Defaulting
     Party (ROYAL or RAKOV) does not exercise its option,
     S&B may acquire the Shares of the Defaulting Party at
     the same value.

13.  TRANSFER OF INTEREST

13.1 Any Shareholder may transfer, after the Earn-In
Date, all
     or part of its Participating Interest (the "Parcel") subject to the provisions of the Agreement.

13.2 In case a Shareholder wishes to transfer a Parcel
(the
     "Transferring Shareholder"), the other Shareholder has a
     preemptive right in the acquisition of this Parcel according to the procedure provided for in the following
     Clauses.

13.3 The Transferring Shareholder shall give notice to the
     other Shareholder, including the price and terms and conditions of the transfer ("Notice of Transfer"). If the
     Transferring Shareholder has received an offer from a
     third party, the Notice of Transfer will include the offered price, terms and conditions.

13.4 The non-Transferring Shareholder, so notified, must
     respond to the Transferring Shareholder within thirty days from the Notice of Transfer whether it is interested
     in acquiring the Parcel under the same terms and conditions included in the Notice.

13.5 In case the non-Transferring Shareholder exercises its
     option of acquisition, the transfer shall be effected within
     60 days from the Notice of Transfer, provided that the
     Transferring Shareholder has obtained the necessary approvals form the Ministry of Development for the transfer of the respective Shares.

13.6 In the event the non-Transferring Shareholder does not
     express within the stipulated time period its interest to
     purchase the Parcel and a third party had made an offer,
     the Transferring Shareholder shall be free to transfer it to the third party at the stated price and under the stated terms and conditions within a period of ninety days following either the rejection by the non-Transferring
     Shareholder or the expiration of the time period determined in Clause 13.4, provided that the
Transferring
     Shareholder has obtained all necessary approvals.

13.7 The transfer of the Parcel to such third party will only be effective if and when the transferee enters into a deed
     with the non-Transferring Shareholder agreeing to be
     bound by the terms and conditions of the Agreement
(and
     agreeing to assume with respect to the Parcel purchased,
     the obligations pertinent under the Agreement and the
     Articles).

13.8 For the purpose of making certain that any third party to whom a Parcel is transferred hereunder is financially capable of assuming the financial burden accompanying
     such Parcel, no transfer may be made by either Shareholder without first obtaining the consent of the
     Board with respect thereto, which consent shall not be
     unreasonably withheld.
13.9 The restrictions (right of first refusal) stipulated in this
     Clause or anywhere else in the Agreement with regards to
     the transfer of the Parcel shall not apply in the event such transfer is to an Affiliate of the Transferring
Shareholder.

13.10 In case that in the future there will exist more than two
     Shareholders, the non-Transferring Shareholders will
     have an option to acquire the Parcel in proportion to their then existing Participating Interests, and the provisions of
     Clauses 12.7 and 12.8 shall apply mutatis mutandis.

13.11     If the options exercised by the
non-Transferring
     Shareholders do not wholly cover the Parcel, Clause
13.6
     applies.

14.  CONFIDENTIALITY

14.1 The Parties shall agree upon appropriate procedures for the protection of technical and other information that is
     designated as "proprietary" or "confidential."

14.2 No Shareholder or Party, without the prior written consent of the other Parties, shall disclose to any unrelated third person, unless required by law or regulation including, but not limited to stock exchange
     regulations in Greece, Europe, Australia, USA or elsewhere, any Confidential Information.

14.3 Where information is required to be released in respect to stock exchange requirements or securities laws or regulations, the Parties shall be required to approve the
     draft of any planned release prior to such release, prepared by any Party, such approval not to be unreasonably or unduly withheld, and each Party shall act
     promptly in approving such release. In the event that the
     addressee with respect to the proposed release receives no comment within five business days from receipt of notice,
     the release shall be deemed approved by the Party not
     making comments.

14.4 No Party shall make advertisements, release publicity
     material, publications, news statements or similar written matters which relate to the Operations until the same shall be submitted to and approved by the other Party or Parties, such approval not to be unreasonably withheld.

14.5 The Parties agree that Confidential Information shall be kept confidential throughout the duration of the Agreement and that further additional documents necessary to implement that intention will be executed by
     the Parties, including a confidentiality agreement with
     similar content with third parties, including but not limited to prospective purchasers and consultants.
     However, such confidentiality agreement will not release
     the Party from any liability in case of disclosure of such confidential information by the third party infringing such confidentiality agreement.

15.  DEADLOCK

15.1 If, at a meeting of the Board, a deadlock situation
(an
     equality of votes or lack of majority required for a decision on an issue of major importance) has come to
     exist which, despite any amicable efforts of the Shareholders, remains unsolved during a period of one
     (1) month as from the date of the relevant meeting, either
     Shareholder may give notice in writing to the other
     Shareholder requesting the appointment of experts for the
     purpose of this Clause.

15.2 The Shareholders will appoint one expert each,
within ten
     (10) days following the notice for the appointment of
     experts of the preceding Clause.  No later than ten
(10)
     days from the date of the appointment of the last expert,
     both experts will meet to identify the issues and appoint a third expert who shall preside over the panel of experts
     (the "Panel"). Such appointment must have been concluded no later than 15 days following the initial meeting of the two experts.

15.3 The Shareholders will prepare and submit to the Panel all necessary documents providing the information and the
     arguments/positions of the Shareholders in order for the
     Panel to reach a decision. The Panel will also examine
     the witnesses of the Shareholders. Each Shareholder is
     entitled to propose two (2) witnesses to be examined by
     the Panel.

15.4 The documents will be submitted in their original language and translation will be required, if such original
     language is other than English. The language of the procedure will be English and the place will be
Athens,
     Greece.

15.5 The Panel must reach a recommendation within three (3)
     months following the appointment of the third expert as
     to how the deadlock ought to be resolved. The recommendation will be taken by majority. The
Panel
     will determine by majority vote all necessary details pertaining to the procedure established by this
Clause.
     However, any extension of the deadlines established hereby will be effected only by unanimous decision of the
     Panel.
15.6 Each Shareholder will bear its expenses, whereas the
     expenses of the third expert and of the procedure will be
     split equally (50-50) between the Shareholders.
15.7 The decision of the Panel is not binding on the Shareholders. In the event the Shareholders have not
     reached an agreement to comply with the decision of the
     Panel or have not reached a settlement within fifteen days following such decision, the following shall occur:
     Each Shareholder must offer to the other
Shareholder a
          certain price per Share in a meeting of all Shareholders, to take place sixty (60) to ninety
          (90) days following expiration of the preceding fifteen (15) days' time period.
     The Shareholder to which the offer of the higher price is
          made may, within fifteen (15) days of service of such offer either accept that offer or serve a notice
          on the other Shareholder (the "First Bidder"), unconditionally offering to purchase all of the Participating Interest held by the First Bidder. The price per Share offered to be paid by the other
          Shareholder must be at least 5% higher than the offer price per Share specified in the First Bidder's offer.
     Further counteroffers are made by either Shareholder subject to the same fifteen (15) days' time limits and with each new offer price per Share exceeding
          the previous offer price per Share by at least 5%. If a new offer price per Share in a counteroffer does not exceed the previous offer price per Share by at least 5%, that counteroffer is deemed not to have been made for the purposes of this Clause.
     When fifteen (15) days has elapsed without the then-current bid being accepted or countered by a further bid, there will, subject to any Government or other consents and approvals which are required to be obtained at that time, be a binding contract between the then current highest bidder ("Buyer") and the other Shareholder ("Seller"), and the Seller is deemed to have accepted the offer to purchase its Participating Interest made by
          the Buyer.
     The completion of the transfer of the Seller's
          Participating Interest to the Buyer will take place on or before the fifteen (15) days after the Seller has accepted or is deemed to have accepted the offer made by the Buyer and provided that all necessary consents and approvals have been obtained. At the time of completion of the transfer, the Seller will hand to the Buyer the certificates for the Seller's Shares along with an assignment of the Shareholder's loans included in its Participating Interest, and the Buyer will simultaneously hand to the Seller a bank cheque for the total purchase price.
     In the event a Shareholder has failed to present an offer at the specified time and place, the bid process will start on the price offered by the Shareholder that has presented an offer.

16.  FORCE MAJEURE
16.1 For the purpose of the Agreement, "force majeure" means act of God, strike, lockout or other industrial disturbance, unavoidable accident, act of the public enemy, war, blockade, public riot, earthquake, lightning, fire, storm,
     flood, explosion, governmental restraint, acts of governmental agencies, definite inability to obtain or comply with necessary permits and Greek State consents
     including transfer of Shares from RGC to S&B, or from
     S&B to NEWCO or vice versa, or the acquisition of new
     Shares by S&B or NEWCO, any other cause
whatsoever,
     whether of a kind specifically enumerated above or otherwise, which is beyond the reasonable control of the
     Shareholders, and renders the performance of the Agreement impossible even through any alternative legal
     means that the Shareholders will have to seek in good
     faith, provided that lack of funds for any reason shall not be construed as a cause beyond the reasonable control of
     the Shareholder affected, unless the lack of funds is a
     direct result of any restriction, control, penalty or other measure imposed by any Government or agency thereof.
16.2 If a Shareholder is rendered unable wholly or in part by force majeure, as defined in Clause 16.1, to carry out its obligations under the Agreement, other than in respect to
     the payment of called sums or other moneys payable by
     that Shareholder under the Agreement, that Shareholder
     shall give to the other Shareholder or Shareholders, and to the General Manager, prompt written notice of the force
     majeure occurrence, with reasonably full particulars concerning it, and the Shareholder giving the notice shall
     be excused from performing its obligations during, but
     not longer than, the continuance of the force majeure, and that Shareholder shall not, for reason of that inability or delay, be or be deemed to be a Defaulting
Shareholder.
16.3 The Shareholder giving notice of force majeure shall use its reasonable endeavors and all reasonable diligence to
     remove the cause of the force majeure and shall begin or
     resume performance of its suspended obligations as soon
     as possible after that cause has been removed. To that
     end, the other Shareholder or Shareholders shall offer to
     the Shareholder giving notice of force majeure all reasonable assistance.

17.  APPROVALS NOT OBTAINED
17.1 If the Minister of Development refuses to grant consent to the application of S&B for the acquisition by NEWCO of
     the new Shares issued after the capitalization of the Sum
     funded by NEWCO, the Parties will negotiate in good
     faith to determine a manner in which NEWCO can participate in the Exploration, Development and
Mining
     Operations of the Product with rights which are as near as possible and equivalent to the rights provided for in the
     Agreement.

18.  GUARANTEE
18.1 ROYAL and RAKOV irrevocably and
unconditionally
     guarantee to S&B or its successors or permitted assigns,
     as prime obligors, jointly and severally with NEWCO,
     the good performance of all the obligations of NEWCO
     under the Agreement, in each case waiving their rights of
     exception and division (the "Guarantee").
18.2 Within the frame of Guarantee, the above Parties agree to indemnify S&B against all losses or damages that the
     latter may suffer as a result of either a breach by or failure of performance by NEWCO of any of the aforesaid obligations under the Agreement.
18.3 The Guarantee remains in full force and effect until such time as NEWCO is fully discharged of all its obligations
     under the Agreement.

19.  TRANSFER OF SHARES IN NEWCO
19.1 If ROYAL or RAKOV wish to transfer their shares in
     NEWCO, S&B has a preemptive right to acquire the number of shares either of ROYAL or RAKOV is willing
     to transfer, and Clause 13 applies mutatis mutandis.
19.2 The preemptive right does not apply for the transfer of shares of NEWCO by either of ROYAL or RAKOV to an
     Affiliate, or from ROYAL to RAKOV, or vice versa.
19.3 Neither ROYAL nor RAKOV shall have the right to float
     their shares in NEWCO in an International Stock
     Exchange without the prior written consent of S&B.
     Such written consent shall not be necessary in case
S&B
     has first noticed that it has determined not to take
MIDAS
     public. In any case, during the Exploration and Development, ROYAL and/or RAKOV may float such
     shares of NEWCO so that they don't lose capital and management control of NEWCO.

20.  ESTABLISHMENT OF NEWCO
20.1 Until establishment of NEWCO by ROYAL and RAKOV, all rights of NEWCO under the Agreement will
     be exercised by ROYAL and all liabilities affecting
     NEWCO will be fully undertaken by ROYAL. In such
     case, every reference in the Agreement to NEWCO is
     deemed to be a reference to ROYAL.

21.  NOTICES
21.1 Any notice or other communications pursuant to
the
     Agreement shall be in writing, delivered in person or
sent
     by registered mail, return receipt requested,
addressed as
     follows:
     If to S&B:
          To the Chairman, Vice-Chairman, Managing
          Director and Executive Director
          21A Amerikis Str.
          106 72 Athens
          Tel.:     0030-1-3690-111
          Fax: 0030-1-3601-169

     If to NEWCO:


     If to ROYAL:
          To the Chairman, Royal Gold, Inc.
          Suite 1000, 1660 Wynkoop Street
          Denver, Colorado 80202-1132
          Tel.:     (303) 573-1660
          Fax: (303) 595-9385

     If to RAKOV:


     The effective date of such notices shall be the date of receipt by the addressee as evidenced by the post office or
     the courier service.
21.2 Any Party may change its address for the purposes of the
     Agreement by giving at least fourteen (14) days' notice in writing to the other Parties hereto.

22.  DISPUTES   ARBITRATION
22.1 Any dispute, controversy, claim arising out of or relating to the Agreement or the subject matter of the Agreement,
     or the execution, validity, interpretation, implementation, breach or termination hereof, or the rights and liabilities of the Parties hereunder shall be settled by arbitration in accordance with the Rules of Conciliation and Arbitration
     of the International Chamber of Commerce.  The
     Arbitration court shall comprise 3 arbitrators, each Party appointing one arbitrator, and the third arbitrator, being the Chairman, shall be appointed by the Court of Arbitration in accordance with the said Rules. The arbitrators shall apply the substantive laws of the
Greek
     State. The award of the arbitration shall be in the English language and shall be final, irrevocable and binding on all the Parties which were invited to participate in the arbitration proceedings, without recourse to any regular
     or extraordinary means of appeal and shall be enforceable
     in any court of law having jurisdiction over the Parties.
     The cost of such arbitration shall be assessed to such Party or Parties as may be determined by the arbitrators.

23.  GOVERNING LAW
23.1 The Agreement shall be governed by and construed in
     accordance with the laws of the Greek State.

24.  MISCELLANEOUS
24.1 The Agreement sets forth the full and complete understanding of the Parties with respect to the subject
     matter hereof as of the date first above stated, and it supersedes all previous agreements, representations, minutes and memoranda made or dated prior hereto
and
     relating to the subject matter hereof.
24.2 Any modification or amendment of the Agreement or any
     agreement of the Parties required by the Agreement shall
     not be of any force or effect unless it is in writing and
     signed by each of the Parties.
24.3 Any invalidity of a term, section, Clause or provision of the Agreement judged to be invalid for any reason whatsoever by the arbitrator or a court of competent jurisdiction, shall not affect the validity or operation of
     any other term, section, Clause or provision of the Agreement.
24.4 The Agreement shall be binding upon and inure for the
     benefit of the Parties hereto and their respective permitted assigns and successors in title, but all in accordance with the provisions hereof.
24.5 Each party will bear its own legal expenses, other than the payment of stamp duty, incurred in the preparation
     and settling of the Agreement. Any stamp duty payable
     on the Agreement shall be a MIDAS expense payable by
     the Parties in proportion to their respective
Participating
     Interests.
24.6 Each Party will do, execute, acknowledge and deliver all and every such further acts, deeds, agreements, assignments and assurances as shall be reasonably necessary and required for the purposes of giving full
     effect to the Agreement.
24.7 Headings and paragraph titles are for the sole purpose to facilitate the review of the text and have no further legal significance.
24.8 If there is any conflict between the provisions of the
     Agreement and the Articles, the provisions of the Agreement shall prevail and on written request by either
     Shareholder to the Chairman of the Board, the Articles
     shall be amended, to the extent possible, to remove any
     such conflict.
24.9 Unless another provision of the Agreement specifies to
     the contrary, a Party must not unreasonably withhold or
     delay any approval or consent that may be required from
     that Party under the Agreement.
24.10 No Shareholder shall be entitled to mortgage, pledge,
     charge, encumber or create or suffer to exist, a lien, charge, or encumbrance over in respect of all or part of its
     Participating Interest without the prior written consent of the other Shareholder, which consent may not be unreasonably withheld, in order to facilitate project finance.
24.11 All contracts for goods or services with respect to the
     Business shall be negotiated on an arm's length and competitive basis, even if the services or goods required
     can be provided by one of the Shareholders or their respective Affiliates. In the event of equal terms, the Affiliates will be chosen.

25.  PRODUCTS OTHER THAN PRODUCTS
25.1 If, in the conduct of Business, MIDAS produces silver in connection with the gold production, this product will be
     included in the meaning of Product. In such case, MIDAS will undertake any and all relevant obligations of
     S&B vis a vis the Greek State.
25.2 If, in the conduct of Business, MIDAS produces industrial minerals and baryte, S&B has the right to obtain such products from MIDAS and MIDAS is obliged to deliver them to S&B, as only S&B is entitled
     to those products.
25.3 S&B shall pay to MIDAS the proportional share of the
     Expenses incurred, which the market value of the products, described in Clause 25.2, bears to the total market value of the Product.
25.4 The prospective precious metals exploration projects
     throughout the world held by or known to RAKOV are
     not within the scope of the Agreement, but the Parties
     will use their best endeavors to conclude separate agreements in relation thereto.

26.  TERM OF AGREEMENT
26.1 The Agreement shall come into effect on the Effective
     Date except for Clauses 2, 3, 4, 14, 18, 19, 20, 21, 22
and
     23, which produce effect from the date of execution of the
     Agreement, and shall remain in full force and effect until:
     terminated by written agreement between all
          Shareholders; or
     any Shareholder holds all of the Participating
Interests; or
     MIDAS is liquidated or wound up.
26.2 Termination of the Agreement does not extinguish or
     otherwise affect any rights of any Shareholder against the other which:
     accrued before the time at which termination or release
          occurred; or
     by necessary implication shall survive the termination of
          the Agreement.
26.3 Clauses which are expressed to survive termination will do so.

27.  WITHDRAWAL
27.1 NEWCO may not withdraw from the Agreement unless it
     has paid in to MIDAS, or has paid or advanced on behalf
     of MIDAS, the Minimum Sum (or unless NEWCO is
     acting under Clause 3.3).
27.2 In case NEWCO withdraws from the Agreement before
     the Earn-In Date, it shall do all things necessary to fully and effectively transfer the Shares issued at its name to
     S&B for a purchase price of 1,000 Drs for all of them.
     NEWCO hereby irrevocably constitutes S&B its lawful
     attorney for the purpose of completing any transaction
     pursuant to this clause and obtaining the necessary approvals by the Minister of Development.
     Notwithstanding the above right of S&B, NEWCO shall
     not be released from any of its obligations under the Agreement until it has completed all things necessary for
     the transfer of its Shares. NEWCO shall not be reimbursed for Expenses incurred before the Earn-In
     Date.
27.3 After the Earn-In Date, either Shareholder may withdraw from the Agreement at any time provided that this Shareholder gives Notice of Transfer of its
Participating
     Interest and the other Shareholder exercises its preemptive right as per Clause 13.

28.  ROYALTY INTEREST OF S&B
28.1 Upon completion and approval of a positive Mine Development Plan for a commercial gold project on Milos, S&B will have the option either to participate in
     such Development in accordance with its then existing
     Participating Interest or to transfer such Participating
     Interest.
28.2 The transfer of S&B's Participating Interest will be effected either in accordance with Clause 13 or in exchange for reservation of a royalty interest paid by MIDAS. In case S&B elects the royalty interest, its Participating Interest will be transferred to NEWCO.
28.3 The royalty interest will amount, at S&B's option, either to 5% of the net smelter returns or to 20% of MIDAS' net
     profits, provided, however, that this royalty will be paid to S&B after all Shareholders shall have recovered their
     respective capital investment in MIDAS out of cumulative distributions of operating cash flow from MIDAS actually received by them. Until the recovery of
     the Shareholders' capital investment, the royalty interest paid to S&B will amount either to 1% of the net smelter
     returns or to 4% of MIDAS' net profits.
28.4 If S&B elects the royalty interest, and if it should thereafter determine to transfer all or any portion of such
     royalty interest, then the provisions of Clause 13 will
          apply, mutatis mutandis.
IN WITNESS WHEREOF the Parties hereto have executed these presents in five (5) original copies, the day and year first hereinabove written. Each party has taken one copy, whereas the fifth one will be deposited with the pertinent Tax
Office, as
provided by law.

ROYAL GOLD, INC.


By:  ________________________________

RAKOV PTY LTD


By:  ________________________________

SILVER & BARYTE ORES MINING CO. S.A.


By:  ________________________________

MIDAS S.A.


By:  ________________________________